Date:                         April 10, 1997

          Further Information:          John T. Fidler, 201-263-6479

          For Release:                  Immediately

          Release Number:               97-03



                      GPU Filing to Propose Future Options for

                       Oyster Creek Nuclear Generating Station



               Parsippany,  N.J., April  10,  1997 --  GPU, Inc.  announced today  that, in addition to the continued operation of the Oyster

          Creek  Nuclear  Generating  Station,  it is  also  exploring  the options of either the sale or early retirement of Oyster Creek to mitigate costs associated with continued operation of the plant.

               "Our  decision  to explore  these options  is driven  by the economic benefit we  believe will be realized by  our customers,"

          said Fred D. Hafer, president and chief operating officer of GPU,

          Inc.  "The electricity generated at Oyster Creek costs GPU Energy about one and a half cents more per kilowatthour than the current

          market price for energy.   While we can't predict  with certainty

          exactly  what the future prices for energy will be, continuing to operate the plant until 2009  may not be in the best  interest of our New Jersey customers or our shareholders."

               "Oyster  Creek has been a  solid performer for  GPU over the

          last five  years,"   said  Dennis  Baldassari, president  of  GPU

          Energy, "and GPU's  net investment in the  plant, operating costs





          and  decommissioning funds  are  recognized in  the current  rate

          structure."   He added that  the current rate  structure would be

          adequate to collect GPU s net investment in the plant and provide for decommissioning costs,  as well as for replacement energy and capacity if Oyster Creek is retired.

               As part of its  July 15, 1997 restructuring filing  with the

          New  Jersey Board of Public  Utilities, GPU plans  to propose the two options  of the sale or  early retirement of Oyster  Creek, a

          619-megawatt boiling water reactor located on the Barnegat Bay in

          Ocean County, N.J.  Owned by Jersey Central Power & Light Co. and

          operated by GPU  Nuclear, Inc., it began  commercial operation in

          1969 and  is licensed to  operate until 2009.   If a  decision is

          made  to retire  the plant  early, retirement  would  likely take

          place  in  about 2000.   Any  opportunities  for the  purchase of

          Oyster Creek by third parties during this period will be reviewed for potential increased economic benefits.  The filing before the

          BPU will not consider the sale or early retirement  of Three Mile

          Island Unit 1.

               "I would not  anticipate an  increase in rates  for our  New

          Jersey  customers.    A  rate   decrease  could  occur  upon  the

          successful replacement of Oyster Creek s energy with a lower-cost source," Baldassari said.  "We will continue to work closely with the BPU on  this and other issues relating to Phase II of the New

          Jersey Energy Master Plan."

               Baldassari was confident  that GPU would  be able to  offset the  619 megawatts of  capacity at Oyster  Creek with additional,

          New Jersey-based capacity and/or enhancements of the transmission





          system.

               "In  response to  the  increasingly  competitive market  for electricity  generation,  GPU has  been reviewing  its generation

          assets  more closely," Baldassari said.   Last year, for example,

          GPU closed the 72-megawatt Gilbert Unit 3  and 58-megawatt Werner

          Unit  4 fossil-fueled  units because  their costs were  above the current market prices for energy.

               T. Gary Broughton, president  and chief executive officer of

          GPU Nuclear, the GPU subsidiary that operates Oyster Creek, said,

          "The employees at Oyster  Creek have consistently maintained high levels of safety while making  tremendous strides in driving down operating costs.  These efforts will continue."

               Broughton said that he  is committed to maintaining adequate staffing  levels to ensure  the safe  and efficient  operation of

          Oyster Creek, and to  working with bargaining unit leadership  on staffing issues.

               He   added   that,  assuming   the   plant   is  not   sold,

          decommissioning  Oyster Creek would  probably be  accomplished by the "prompt  removal/dismantlement method," which  means that the process  will begin immediately after the plant is retired.  This option is more cost-effective than placing the plant in monitored storage  and other options that  delay the start  of the process.

          Decommissioning is expected to last several years, at a projected cost of approximately $400 million.

               GPU, Inc.,  an  electric utility  holding company,  recorded operating revenues of $3.92 billion in 1996.

               GPU Energy is the trade name for the three operating utility





          subsidiaries of GPU -- Jersey Central Power & Light, Metropolitan

          Edison  and  Pennsylvania  Electric  --  which  provide  customer service,  transmission  and  distribution  services to  nearly  2 million customers in Pennsylvania and New Jersey.

               The  GPU  International  Group  has  ownership  interests in electricity distribution  and supply  businesses  in England  and

          Australia, 10 operating  cogeneration plants in  the U.S. with  a capacity of 895 megawatts, and 11 operating generating facilities in six foreign countries.

               The  generation  operations  of  GPU are  conducted  by  GPU

          Generation,  Inc.  and  GPU  Nuclear.   Corporate  functions  are

          performed by GPU Service.